Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131624), and the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2007 (File No. 333-146985) of our reports dated April 15, 2009, except for Note 3 as to which the date is May 20, 2009 relating to the consolidated financial statements of Saratoga Resources, Inc. as of December 31, 2008 and the combined financial statements of Harvest Oil and Gas, LLC and The Harvest Group, LLC (“Predecessor”) for the period from January 1, 2008 through July 14, 2008 appearing in this Annual Report on Form 10-K of Saratoga Resources, Inc.

Malone & Bailey, PC

www.malone-bailey.com

HOUSTON, TEXAS

May 20, 2009